Exhibit 99.1

Alan Wheat Joins Perdoceo Education Corporation Board of Directors

Schaumburg, Ill. (March 9, 2021) – Perdoceo Education Corporation (NASDAQ: PRDO), a provider of postsecondary education programs, today announced that Alan D. Wheat has been appointed to the Company’s Board of Directors. Mr. Wheat’s appointment follows a March 8, 2021 vote by the Board of Directors to expand the number of eligible board seats from eight to nine.

Former Congressman Alan Wheat currently serves as the chair of the Polsinelli law firm’s national Public Policy Practice. In 1982, he was elected to the United States House of Representatives, where he became part of the House leadership as the youngest member in Congressional history to be appointed to the powerful Rules Committee. While in Congress, he was one of the nation's first African-Americans to represent a district with a white majority. Congressman Wheat left the House in 1994 to run for a seat in the United States Senate. He was the first minority candidate selected as a major party nominee for statewide office in Missouri.  After his unsuccessful Senate race, Mr. Wheat accepted the position of vice president of Public Policy and Government Relations with CARE, one of the largest and most vital global relief and development organizations. After CARE, he served as Deputy Campaign Manager in the 1996 Clinton-Gore campaign and later formed Wheat Government Relations which he headed until joining Polsinelli in 2013.  Mr. Wheat is the Chairman of Public Policy at Polsinelli where he continues to manage a bi-partisan team of public policy professionals.

“We are extremely pleased to have Alan Wheat join our board,” said Thomas Lally, Chairman of the Board of Directors. “With his extensive knowledge of the legislative and regulatory processes, Mr. Wheat will add invaluable experience and insight to our board.”

About Perdoceo Education Corporation

Perdoceo’s academic institutions offer a quality postsecondary education primarily online to a diverse student population, along with campus-based and blended learning programs. The Company’s accredited institutions – Colorado Technical University (“CTU”) and the American InterContinental University System (“AIU”) – provide degree programs through the master’s or doctoral level as well as associate and bachelor’s levels. Perdoceo’s universities offer students industry-relevant and career-focused degree programs that are designed to meet the educational needs of today’s busy adults. CTU and AIU continue to show innovation in higher education, advancing personalized learning technologies like their intellipath® learning platform and using data analytics and technology to support students and enhance learning. Perdoceo is committed to providing quality education that closes the gap between learners who seek to advance their careers and employers needing a qualified workforce.

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CONTACT

Investors:
Alpha IR Group
Wyatt Turk or Chris Hodges
(312) 445-2870

PRDO@alpha-ir.com

Or

Media:
Perdoceo Education Corporation
(847) 585-2600
media@perdoceoed.com

Source: Perdoceo Education Corporation